December 18, 2025
Otter Tail Corporation appoints Chris Clark and Steve Rasche to Board of Directors
Steve Fritze to retire at April Annual Meeting of Shareholders
Fergus Falls, MN – Otter Tail Corporation has appointed Mr. Chris Clark of Minnetonka, Minnesota, and Mr. Steve Rasche of St. Louis, Missouri, to the company’s Board of Directors, effective January 1, 2026.
Outgoing Board Member Steve Fritze, who has served as an independent Board member since 2013, will serve his last day at the Company’s upcoming Annual Meeting of Shareholders in April 2026.

Mr. Steve Fritze
Nathan Partain, Board of Directors Chairman, stated, “We are grateful for Steve’s contributions and twelve years of service. In particular, his leadership of the Audit Committee, focus on financial talent development, and manufacturing expertise have been invaluable. We wish Steve the very best.”

Mr. Chris Clark
Mr. Clark retired as President of Xcel Energy - Minnesota, North Dakota, and South Dakota in 2023. “Chris offers extensive knowledge and proven leadership in the regulated energy industry,” said Partain. “His strategic foresight, regulatory insights and collaborative approach will be instrumental as we execute our corporate strategy.” Clark earned his Juris Doctor from Drake University Law School and has a bachelor’s degree from the University of Iowa. He has served as a member of the Board of Directors for the University of Minnesota Center for Transportation Studies and the Saint Paul Downtown Alliance.

Mr. Steve Rasche
Mr. Rasche retired as Chief Financial Officer for Spire Inc. earlier this year. “Steve brings extensive expertise in utility finance and risk management,” said Partain. “His vast leadership experience and pragmatic decision making will play a key role in driving our strategic objectives.” Rasche graduated with his masters in business administration from Northwestern University and has a bachelor’s degree in Accountancy from the University of Missouri. He is a member of the Board of Directors for the St. Louis Equity Fund, Inc.; the Energy Capital Ventures Advisory Board; Greater St. Louis Scouting; Greater St. Louis YMCA and the University of Missouri, Trulaske College of Business.

About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media contact: Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor contact: Beth Eiken, Manager of Investor Relations, (701) 451-3571